UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 7, 2007

Patient Safety Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	333-124594 (Commission File Number)	13-3419202 (I.R.S. Employer Identification Number)

1800 Century Park East, Ste. 200, Los Angeles, CA 90067
(Address of principal executive offices) (zip code)

(310) 895-7750
(Registrant's telephone number, including area code)

Copies to:
Marc J. Ross, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

From March 7 to March 13, 2007 the Company sold a total of $600,000 of its common stock, $.33 par value per share, to insiders or existing stockholders, all accredited investors. The sale included five-year warrants (the “Warrants”) to purchase additional shares of the Company’s common stock (the “Warrant Shares”), in a private placement (the “Private Placement”) exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the terms of the offering, the Company issued and sold to these six investors an aggregate of 480,000 Shares at $1.25/share and Warrants to purchase an aggregate of up to 240,000 Warrant Shares. These issuances resulted in aggregate gross proceeds to the Company of $600,000 and no discount or commission was paid by the Company in connection with such issuances.

Each Warrant issued in connection with the Private Placement allows the holder thereof to purchase Warrant Shares at an exercise price per Warrant Share equal to $2.00 per share. Each Warrant further specifies that the Company may require the holder thereof to exercise the Warrant in accordance with its terms for 50% of the Warrant Shares subject thereto upon the occurrence of any one of a number of specified events when, after any such specified occurrence, the average closing price of the Company’s common stock during any period of five consecutive trading days exceeds 200% of the Warrant’s exercise price per share.

The foregoing sales of the Shares and the Warrants were made in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. No form of general solicitation or general advertising was conducted in connection with the Private Placement. Each of the Warrants and the certificates representing the Shares or Warrant Shares contain, or will contain, restrictive legends preventing the sale, transfer or other disposition of such Shares, Warrants or Warrant Shares unless registered under the Securities Act, and each investor was informed by the Company of these restrictions prior to the sale and issuance of the Shares and the Warrants.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Patient Safety Technologies, Inc.

Dated: March 13, 2007	By:	/s/ Lynne Silverstein
Name: Lynne Silverstein
Title: Executive Vice President